Exhibit 99.1

     Mpower to Reshape Company through Strategic and Financial Transactions


ROCHESTER, NY - January 8, 2003 - Mpower Communications Corp. (NASD OTC: MPOW), a provider of integrated data and voice services to business customers, today announced several strategic and financial transactions which should further strengthen the company financially and focus its operations on its California, Nevada and Illinois markets.

Mpower has reached an agreement with RFC Capital Corporation, a wholly owned subsidiary of Textron Financial Corporation, for a three-year funding facility of up to $7.5 million, secured by certain of the company's receivables. Mpower anticipates closing this facility by January 31, 2003. This new funding is expected to provide near-term liquidity for Mpower as it continues to restructure its operations. The company indicated that it is also in active discussions with additional potential investors.

         Mpower is bringing geographic concentration to its business by transitioning its customers and assets in Florida, Georgia, Ohio, Michigan and Texas to other service providers. Each of these transactions is expected to result in cash infusions to Mpower and significant reductions to the company's cost structure. Importantly, these transactions are expected to provide uninterrupted service for customers transitioning from Mpower and job opportunities for the company's employees in these markets.


o Mpower has reached an agreement for its Southeast markets, and will transition its customers in Atlanta, Ft. Lauderdale, West Palm Beach, Miami and Tampa to Orlando-based Florida Digital Network Inc., a full-service integrated communications provider.

o Mpower has also reached an agreement for its Texas markets, and will transition its customers in Dallas/Ft. Worth, Houston, Austin and San Antonio to Xspedius Equipment Leasing, an affiliate of Xspedius Communications, a competitive communications carrier headquartered in St. Louis.

o Finally, Mpower also reached an agreement for its Michigan and Ohio markets, and will transition its customers in Detroit, Cleveland and Columbus to LDMI Telecommunications, an integrated communications provider serving primarily business customers in the Great Lakes region.

Twelve months ago, Mpower set out on a path to strengthen its balance sheet. In July of 2002, Mpower completed a financial recapitalization that retired approximately $600 million in long-term debt and preferred stock. As of January 3, 2003, the company's remaining $50 million in long-term debt was also retired. Coupled with the transactions announced today, the resulting new cash, reduced operational cost structure and new financing are expected to significantly improve Mpower's long-term viability.

                                    - more -

         "Over the past year we believe we have executed on our vision and have strengthened the company from both a financial and an operational perspective," stated Mpower Communications Chairman and Chief Executive Officer Rolla P. Huff. "In an industry burdened by debt-laden telecommunications companies, Mpower stands apart from the crowd as a company completely free of long-term debt."


"The new Mpower will have geographic focus across 12 markets in California, Nevada and Illinois with more financial and operational strength, scale and agility," added Huff. "While our company will now be focused exclusively on serving and growing our base of 75,000 customers in these three states, we are extremely pleased that these agreements will provide ongoing communications services for Mpower customers in every market and new opportunities for many of the valued employees who will be leaving the company."

About Mpower Holding Corporation
Mpower Holding Corporation (NASD OTC: MPOW) is the parent company of Mpower Communications, a facilities-based broadband communications provider offering a full range of data, telephony, Internet access and Web hosting services for small and medium-size business customers. Further information about the company can be found at www.mpowercom.com.

Forward-Looking Statements

Under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Mpower Holding Corporation cautions investors that certain statements contained in this press release that state management's intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. Management wishes to caution the reader these forward-looking statements are not historical facts and are only estimates or predictions. Actual results may differ materially from those projected as a result of risks and uncertainties including, but not limited to, the expected financial and operational improvements from the transactions described herein, market makers independent decisions to create a market in the common stock of the company, future sales growth, market acceptance of our product offerings, our ability to secure adequate financing or equity capital to fund our operations, network expansion, our ability to manage rapid growth and maintain a high level of customer service, the performance of our network and equipment, our ability to enter into strategic alliances or transactions, the cooperation of incumbent local exchange carriers in provisioning lines and interconnecting our equipment, regulatory approval processes, changes in technology, price competition and other market conditions and risks detailed from time to time in our Securities and Exchange Commission filings. The company undertakes no obligation to update publicly any forward-looking statements, whether as a result of future events, new information, or otherwise.


Contacts

Investor Relations Inquiries:          Media Inquiries:
Gregg Clevenger                        Michele Sadwick
Chief Financial Officer                Vice President
(585) 218-6547                         (585) 218-6542
invest@mpowercom.com                   msadwick@mpowercom.com
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